Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE THIRD QUARTER

ENDED MARCH 31, 2009

Iluvien™ NDA filing remains on schedule for early calendar 2010

Positive 12 month interim safety and efficacy data from Iluvien PK study

WATERTOWN, MA – May 13, 2009 – pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PV3), a drug delivery company with the only two ophthalmic sustained delivery products approved by the FDA for treatment of back of the eye diseases, today announced financial results for its fiscal third quarter ended March 31, 2009.

For the quarter ended March 31, 2009, the Company reported a consolidated net loss of $636,000, or $0.03 per share, compared to a consolidated net loss of $5.5 million, or $0.30 per share, for the quarter ended March 31, 2008. Revenues for the three months ended March 31, 2009 were $3.2 million compared to revenues of $542,000 for the three months ended March 31, 2008. Cash and cash equivalents totaled $8.0 million at March 31, 2009.

“We are confident in our strategy to capitalize on our core strength of developing drug delivery systems and bringing products to a point where they can be partnered or further developed by the Company,” stated Dr. Paul Ashton, President and CEO of pSivida. “Following the independent Data Safety Monitoring Board’s final review recommending the continuation of the Iluvien Study for the treatment of DME, an NDA filing remains on schedule for early calendar 2010.”

Dr. Ashton noted that the Company’s net cash burn has averaged $1.5 million per quarter during the past six months. “With our existing partnerships and planned cash burn, we believe we can fund our operations as currently conducted without needing to access the capital markets prior to FDA approval of Iluvien. If approved, we are due to receive a $25 million milestone payment and, once commercialized, a 20% profit share.”

For the nine months ended March 31, 2009, the Company reported a consolidated net loss of $2.0 million, or $0.11 per share, compared to a consolidated net loss of $12.1 million, or $0.67 per share, for the nine months ended March 31, 2008. Revenues for the nine months ended March 31, 2009 were $8.9 million compared to revenues of $773,000 for the nine months ended March 31, 2008.

Revenues for the three and nine month periods ended March 31, 2009 were predominantly related to the Company’s collaboration agreement with Alimera Sciences, Inc.

Iluvien (formerly known as Medidur™ FA) is pSivida’s lead development stage product. It is a miniaturized injectable device that delivers the drug fluocinolone acetonide (FA) directly to the back of the eye for up to three years. Iluvien is in fully enrolled Phase III clinical trials studying a low dose and a high dose for the treatment of diabetic macular edema (DME). Clinical studies of DME patients receiving a Retisert® implant that delivered the same drug at the same rate as the Iluvien high dose showed a statistically significant improvement in visual acuity.

An ongoing PK study running concurrently with the pivotal Phase III clinical trials is also designed to provide information on the safety and efficacy of Iluvien in the DME population. Twelve month data from this study was recently presented at the ARVO annual meeting. “We were extremely pleased with the safety and efficacy data from the 12 month PK study readout,” said Dr. Ashton. “There were no adverse events related to IOP (intra ocular pressure) in the low dose patients and even the high dose patients had a lower incidence of IOP compared to the published Retisert DME data. Additionally, the efficacy data continues to be consistent with our expectations.” pSivida’s partner, Alimera Sciences, has worldwide marketing rights to Iluvien.

DME is a potentially blinding disease that affects over one million people in the United States. Currently there are no FDA approved drugs for the treatment of DME.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

About pSivida Corp.

pSivida is a world leader in the development of miniaturized, injectable, drug delivery systems for the eye. pSivida’s lead development product, Iluvien™, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). Formerly known as Medidur™ FA for DME, Illuvien is in fully recruited Phase III clinical trials. pSivida has licensed certain drug delivery technology to Alimera Sciences, Inc. for the development of Iluvien and certain other ophthalmic products. pSivida also has two products approved by the Food and Drug Administration (FDA): Retisert® for the treatment of uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products.

pSivida owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™, which has potential therapeutic applications. The most advanced BioSilicon product candidate, BrachySil™, delivers a therapeutic P32, a radioactive form of phosphorus used to treat cancer, directly to solid tumors. pSivida has completed an initial safety and efficacy clinical trial of BrachySil for the treatment of pancreatic cancer and is conducting a follow-on dose-ranging clinical trial.

pSivida’s intellectual property portfolio consists of 45 patent families, over 100 granted patents, including patents accepted for issuance, and over 200 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: future cash burn rate, maintaining key collaboration agreements with Alimera and Pfizer; modification of existing terms of key collaboration agreements with Alimera and Pfizer; uncertainties regarding the achievement of milestones and other contingent contractual payment events; failure to prove safety and efficacy of Iluvien or BrachySil; inability to raise capital; continued losses and lack of profitability; inability to derive revenue from Retisert; termination of license agreements; inability to pay any registration penalties; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; competition; risks and costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; impairment of intangibles; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Revenues:
Collaborative research and development	$3,136	$503	$8,816	$681
Royalty income	27	39	123	92

Total revenues	3,163	542	8,939	773

Operating expenses:
Research and development	1,892	3,605	6,177	12,055
General and administrative	2,052	3,546	7,343	8,609

Total operating expenses	3,944	7,151	13,520	20,631

Loss from operations	(781)	(6,609)	(4,581)	(19,858)

Other income (expense):
Change in fair value of derivatives	22	1,172	1,578	7,193
Interest income	22	121	155	534
Interest expense	—	(206)	—	(507)
Other income (expense), net	(4)	6	7	308

Total other income	40	1,093	1,740	7,528

Loss before income taxes	(741)	(5,516)	(2,841)	(12,330)
Income tax benefit	105	15	864	239

Net loss	$(636)	$(5,501)	$(1,977)	$(12,091)

Basic and diluted net loss per share:	$(0.03)	$(0.30)	$(0.11)	$(0.67)

Weighted average common shares outstanding:
Basic and diluted	18,262	18,260	18,262	18,134

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2009	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$8,019	$15,609
Other current assets	1,348	2,081

Total current assets	9,367	17,690
Intangible assets, net	26,796	36,802
Other assets	208	1,292

Total assets	$36,371	$55,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,012	$4,870
Deferred revenue	8,654	10,476
Derivative liabilities	352	1,930

Total current liabilities	11,018	17,276
Deferred revenue	4,013	8,114
Deferred tax liabilities	253	316

Total liabilities	15,284	25,706

Stockholders’ equity:
Capital	248,218	247,646
Accumulated deficit	(226,514)	(224,537)
Accumulated other comprehensive (loss) income	(617)	6,969

Total stockholders’ equity	21,087	30,078

Total liabilities and stockholders’ equity	$36,371	$55,784